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BAIRNCO CORPORATION

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BAIRNCO CORPORATION

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On January 25, 2007, Bairnco Corporation distributed the following letter to its employees:

BAIRNCO
MEMORANDUM

DATE:	January 24, 2007

TO:	All Bairnco Employees

FROM:	Luke Fichthorn III, Chairman and CEO

RE:	Steel Partners Consent Solicitation

CC:	Bairnco Corporation Board of Directors

Teammates —
As you may be aware, Steel Partners recently began soliciting written consents to replace our Board of Directors in an effort to implement their unsolicited tender offer to purchase all of Bairnco’s outstanding common stock for $12.00 per share in cash.
We are strongly urging shareholders to reject Steel Partners’ efforts to replace the Board and, in doing so, acquire the Company in what we view as an inadequate and opportunistic bid. We believe that Steel Partners’ offer dramatically undervalues Bairnco, particularly given the strong financial performance we delivered for 2006, the significant momentum we’re seeing in many key areas of our business, and the continued progress we are making with the various operational enhancements we began undertaking over the past several years.
As always, the best interests of our employees remain an important factor in the Board’s decision-making process. Your efforts contributed significantly to our strong financial performance and your continued support will help ensure Bairnco’s long-term future.
It is difficult to say exactly how this situation will play out, and in the coming weeks Steel Partners may say and do a lot of things in an attempt to instill uncertainty. While we can’t control Steel Partners’ actions, we can continue to show our shareholders and customers why Bairnco is such an outstanding company. I encourage you to continue to remain focused, and I will do my best to keep you informed.
Thank you for your continued hard work and commitment to our company.
Luke